Exhibit (a)(1)(iv)

OFFER BY

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

TO PURCHASE FOR CASH UP
TO $4 MILLION OF ITS SHARES OF
COMMON STOCK AT A PURCHASE PRICE NOT LESS THAN $6.00 PER SHARE
AND NOT MORE THAN $8.00 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 30, 2020
(“EXPIRATION DATE”), UNLESS EXTENDED

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES
BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN
THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL

December 17, 2019

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated December 17, 2019 (the “Offer to Purchase”) of Firsthand Technology Value Fund, Inc. (the “Fund” or “our”), and the related Letter of Transmittal (which, together with any amendments or supplements to these documents, collectively constitute the “Offer”). The Fund and Mr. Kevin Landis, the Chairman of the Board and Chief Executive Officer of the Fund (“Mr. Landis”, together with the Fund, the “Offerors”, “we”, or “us”) are offering to purchase up to $4 million of its outstanding shares of Common Stock, par value $0.001(the “Shares”), at a price not less than $6.00 and not more than $8.00, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer.

After the Expiration Date (as defined in the Offer to Purchase), the Offerors will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”) within the specified range, that will allow them to repurchase that number of shares having an aggregate purchase price of $4 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the Offer. All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and the Offerors will only purchase shares tendered at prices equal to or below the Purchase Price. As described in the Offer to Purchase, if the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than $4 million are properly tendered and not properly withdrawn prior to the Expiration Date, the Offerors will buy all shares properly tendered that are not withdrawn.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by the Fund for your account. The Fund is the registered holder of Shares held for your account.

In accordance with the rules of the Securities and Exchange Commission, in the event that shares are validly tendered at or below the Purchase Price having an aggregate purchase price of more than $4 million, the Fund may exercise its right to purchase up to an additional 2% of its outstanding shares of common stock without extending the Expiration Date.

We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, and if so, at what price you wish for your shares to be tendered, upon the terms and subject to the conditions of the tender offer set forth in the Offer to Purchase and the Letter of Transmittal.

We are the holder of record of shares held for your benefit and account. As such, we are the only ones who can tender your shares pursuant to your instructions. The Letter of Transmittal and the other tender offer materials are furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

Please instruct us, by completing the attached Instruction Form, as to whether you wish us to tender all or any portion of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	The tender offer, the proration period, and withdrawal rights expire at 5:00 P.M., Eastern time, on January 30, 2020 unless the tender offer is extended by the Fund.
2.	The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions set forth in the Offer to Purchase.
3.	The tender offer is for shares with an aggregate purchase price of up to $4 million. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase price is $6.00 the Offerors would purchase 666,666 shares and if the Purchase Price per share is $8.00 the Offerors would purchase 500,000 shares, representing approximately 9.29% and 6.97%, respectively, of its outstanding shares as of the date hereof.
4.	Tendering stockholders who are registered stockholders or who tender their shares directly to the Depositary, will not be obligated to pay any brokerage commissions or fees to the Fund, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Fund’s purchase of shares pursuant to the tender offer.

If you wish to have us tender all or any portion of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed.

If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date. Please note that the tender offer and withdrawal rights will expire at 5:00 P.M., Eastern time, on January 30, 2020, unless the tender offer is extended or terminated.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering Shares in the Offer. Each shareholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

OFFER TO PURCHASE FOR CASH UP TO $4 MILLION OF SHARES OF ITS COMMON
STOCK AT A PURCHASE PRICE NOT LESS THAN $6.00 PER SHARE AND NOT MORE
THAN $8.00

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 17, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”), in connection with the offer by Firsthand Technology Value Fund, Inc., a Maryland corporation (the “Fund” or “our”), and Mr. Kevin Landis, the Chairman of the Board and Chief Executive Officer of the Fund (“Mr. Landis”, together with the Fund, the “Offerors”, “we”, or “us”), to purchase for cash shares up to $4 million of its common stock, $0.001 par value (the “Shares”), at a price not less than $6.00 and not more than $8.00 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the tender offer.

The undersigned hereby instruct(s) you to tender to the Offerors the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned:           shares. Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX):

1.	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER (See Instruction 5 of the Letter of Transmittal):

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER,” the undersigned tenders shares at the price checked. This action could result in none of the shares that are the subject of this Instruction being purchased if the Purchase Price determined by the Fund in accordance with the terms of the tender offer is less than the price checked below. A STOCKHOLDER WHO DESIRES TO TENDER DIFFERENT SHARES AT DIFFERENT PRICES MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH TENDER. The same shares cannot be tendered at more than one price, unless previously properly withdrawn.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
CHECK ONLY ONE BOX
IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
THERE IS NO PROPER TENDER OF SHARES

(Shareholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered.)

☐ $6.00	☐ $6.10	☐ $6.20	☐ $6.30	☐ $6.40
☐ $6.50	☐ $6.60	☐ $6.70	☐ $6.80	☐ $6.90
☐ $7.00	☐ $7.10	☐ $7.20	☐ $7.30	☐ $7.40
☐ $7.50	☐ $7.60	☐ $7.70	☐ $7.80	☐ $7.90
☐ $8.00

OR

2.	SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER (See Instruction 5 of the Letter of Transmittal)

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “SHARE TENDERED AT PRICE DETERMINED BY STOCKHOLDER,” the undersigned tenders shares at the Purchase Price, as shall be determined by the Offerors in accordance with the terms of the tender offer. For purposes of determining the Purchase Price, those shares that are tendered by the undersigned agreeing to accept the Purchase Price determined in the tender offer will be deemed to be tendered at the minimum price of $6.00 per share.

☐	The undersigned wants to maximize the chance of having the Offerors purchase shares the undersigned is tendering (subject to the proration and priority provisions of the tender offer). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby tenders shares at, and is willing to accept, the Purchase Price determined by the Offerors in accordance with the terms of the tender offer. THE UNDERSIGNED UNDERSTANDS THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $6.00 PER SHARE.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID INSTRUCTION TO TENDER OF SHARES.

THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND
RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, THEN
REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY
INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE
ALLOWED TO ENSURE TIMELY DELIVERY.

Signature(s)
Name(s)

(Please Type or Print)

Taxpayer Identification or Social Security Number:

Address(es):
Zip Code(s):

Daytime Area Code and Telephone
Number:

Dated:                , 20

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